UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  August 20, 2013

Corinthian Colleges, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-25283	33-0717312
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6 Hutton Centre Drive, Suite 400, Santa Ana, California	92707
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (714) 427-3000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Other Events.

On August 16, 2013, Corinthian Colleges, Inc. (the “Company,” “Corinthian,” “we,” “us” or other similar terms) received a letter from the U.S. Department of Education (“ED”) regarding its review of the Company’s composite score for the fiscal years ended June 30, 2011 and June 30, 2012 (the “ED Letter”).

The ED letter states that ED has determined the Company’s composite scores for fiscal 2011 and fiscal 2012 to be 0.9 and 1.5, respectively, and that the Company will not be required to post a letter of credit.

Background. In order to remain eligible to participate in the federal student financial aid programs (“Title IV Programs”), institutions must satisfy specific standards of financial responsibility. Each fiscal year, the Company submits its annual audited financial statements to ED to demonstrate compliance with the financial responsibility standards, and ED calculates a “composite score” for the Company. If the Company has a composite score of 1.5 or above, the Company is considered to be financially responsible without further qualification. If the composite score is 1.0 to 1.4 (the “Zone”), the Company’s institutions may continue to participate in Title IV programs for up to three years, but are subject to additional monitoring and reporting procedures. If the Company’s composite score 1) falls below the minimum threshold level of 1.0, or 2) is in the Zone for more than three consecutive years, the Company could be subject to additional monitoring and reporting procedures, and also be required to post a letter of credit in favor of ED in order to continue to participate in the Title IV Programs.

Fiscal 2011 Composite Score Determination. In the ED Letter, ED determined that the Company’s composite score for fiscal 2011 was 0.9. In its calculations, ED treated the Company’s fiscal year 2011 goodwill impairment charge of $203.6 million as an ordinary operating expense, which substantially decreased income and reduced the Company’s overall composite score by 1.1 points.  The Company continues to believe this treatment of goodwill impairment is inappropriate, as ED regulations require the exclusion of goodwill as an asset in the composite score calculations.  In support of its position, the Company has provided substantial correspondence to ED detailing its arguments regarding the appropriate treatment of the goodwill impairment charge, including substantive letters from two highly regarded accounting experts.  In the ED Letter, ED notes its receipt of this correspondence, but was not persuaded to change its position.  The Company continues to disagree with this aspect of ED’s determination.

As previously reported, in a letter from ED to the Company received November 1, 2012, ED also took the position that $5 million the Company had posted as security deposits with landlords should have been characterized as intangible assets.  ED has considered the Company’s comments and information provided and removed this adjustment from the Company’s composite score analysis.

In addition, ED excluded from long-term debt $43 million the Company borrowed under its long-term revolving credit facility at the end of fiscal 2011. ED characterized the borrowing as a questionable accounting treatment used to beneficially distort the Company’s financial condition.  The Company disagrees with this determination. All borrowings at June 30, 2011 were properly recorded in the Company’s June 30, 2011 audited balance sheet as long-term debt in accordance with generally accepted accounting principles. Therefore, the borrowing must be treated as long-term debt for purposes of its composite score calculation.  Further, the Company believes the presence and use of its credit facility helps demonstrate that the Company has the financial resources and liquidity to meet its operational needs.

Fiscal 2012 Composite Score Determination. ED determined that the Company’s composite score for fiscal 2012 was 1.5. However, ED advised that it is continuing to review the portion of the Company’s long-term debt balance at June 30, 2012 relating to $16.3 million(1) in Borrowings Under Student Notes Receivable Sale Agreement as described in Note 6 to the Company’s 2012 audited financial statements. ED indicated that its review of this transaction’s effect on the Company’s 2012 composite score is “expected to take some time,” but noted that in the interim “no further adjustments to the CCI financial score for FY 2012 are anticipated.”  The Company remains ready to assist ED with its review.

Determination Regarding Letter of Credit. On the strength of the Company’s fiscal 2012 composite score of 1.5, ED has determined that it will not require the Company to post a letter of credit.

While the Company appreciates ED’s determination that no letter of credit will be required, it continues to disagree with ED’s treatment of the fiscal year 2011 goodwill impairment as well as ED’s exclusion of a portion of the Company’s long-term debt from the calculation of the Company’s fiscal year 2011 composite score. The Company cannot provide any assurances that it will not have additional disagreements with ED regarding any other determinations ED may make regarding the Company’s composite score for completed or future fiscal years.

The Company’s senior credit facility requires the Company to maintain a composite score of no less than 1.5. The Company has provided the ED Letter to its lenders and is in discussions with them regarding the impact of ED’s determination on the Company’s compliance with this covenant.

(1)  The gross amount of “Borrowings under student notes receivable sale agreement” in Note 6 of the Company’s 2012 audited financial statements is $13.0 million, including current portion of $3.4 million.  It appears from our review of the ED letter that ED may have inadvertently double-counted the current portion of that borrowing in arriving at the $16.3 million figure cited in the letter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CORINTHIAN COLLEGES, INC.

August 20, 2013	/s/ Robert C. Owen
Robert C. Owen
Executive Vice President and
Chief Financial Officer